Exhibit 99.1

Enumeral Reports Fourth Quarter and Year-End 2014 Financial Results

CAMBRIDGE, Mass.--March 19, 2015--Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM) (“Enumeral” or the “Company”), a biotechnology company focused on the discovery and development of novel therapeutics that help the immune system fight cancer and other diseases, today announced its financial results for the three months and full year ended December 31, 2014.

“In the fourth quarter we continued to execute on our corporate strategy, entering into an oncology-focused collaboration with Merck and advancing our internal research and development programs using our platform technology. Through our collaborations with leading immuno-oncology and mucosal immunology research centers, we have an opportunity to further demonstrate the value of our platform,” said Arthur H. Tinkelenberg, Ph.D., Enumeral’s President and Chief Executive Officer. “We have also taken steps to strategically grow our organization through our recent expansion into new laboratory and office space in Cambridge, Massachusetts, and have added two experienced biotech leaders to our board of directors. We believe that we are well-positioned to advance our internally discovered pipeline of immunomodulators, developed using our ex vivo immune profiling system, closer to clinical testing.”

Recent Business Highlights

  Entered into an oncology-focused collaboration with Merck pursuant to which Enumeral and Merck will use Enumeral's human approach to interrogate the tumor microenvironment in colorectal cancer tissues obtained directly from patients in order to identify functional cellular responses to immuno-oncology therapies being developed by Merck.
  In conjunction with Enumeral’s Phase II Small Business Innovation Research contract from the National Cancer Institute (“NCI”), established collaborations with Dr. Jedd Wolchok’s laboratory at Memorial Sloan-Kettering Cancer Center (“Sloan-Kettering”) and Dr. Douglas Kwon’s laboratory at Massachusetts General Hospital (“MGH”). Pursuant to the NCI contract, the Company is developing an advanced, automated prototype system for human tissue immuno-oncology profiling that will be deployed at Sloan-Kettering and MGH.
  Appointed two new independent directors with extensive experience in the biotechnology and biopharmaceutical industry to the Company’s Board of Directors: Paul J. Sekhri, President and Chief Executive Officer of Lycera Corp., and Robert L. Van Nostrand, former Chief Financial Officer of OSI Pharmaceuticals.
  Relocated to approximately 16,825 square feet of newly built-out office and laboratory space in Cambridge, Massachusetts, to support expanding operations and to accommodate the Company’s strategic collaboration and internal pipeline goals.

Fourth Quarter and Full Year 2014 Financial Results

•	Revenue: Revenue was $42,904 for the three months ended December 31, 2014, compared to $107,991 for the comparable period in 2013. Revenue was $164,026 for year ended December 31, 2014, compared to $449,036 for the year ended December 31, 2013. These decreases are due to the conclusion of certain collaboration and grant projects in 2013.
•	Research and Development (“R&D”) Expenses: R&D expenses were $1.0 million for the three months ended December 31, 2014, compared to $619,638 for the comparable period in 2013. R&D expenses were $3.6 million for the year ended December 31, 2014, compared to $2.4 million for the year ended December 31, 2013. These increases are primarily due to higher payroll and personnel expenses related to the hiring of additional R&D employees, increased patent expenses and increases in laboratory material costs. The Company expects R&D expenses to continue to increase as additional personnel are hired and R&D facilities are expanded to accommodate the Company’s existing programs and potential growth plans.
•	General and Administrative (“G&A”) Expenses: G&A expenses were $1.0 million for the three months ended December 31, 2014, compared to $633,557 for the comparable period in 2013. G&A expenses were $3.0 million for the year ended December 31, 2014 compared to $1.8 million for the year ended December 31, 2013. These increases are primarily due to increases in professional services fees, including additional fees related to being a public company, and increases in non-cash stock compensation expense.
•	Other Income (Expenses): The Company had income of $5.0 million for the three months ended December 31, 2014, compared to expense of ($28,835) for the comparable period in 2013. This increase was primarily due to $5.0 million in non-cash income related to the change in the fair value of the warrants issued in connection with the Company’s July 2014 private placement transaction (the “PPO”). Other expenses for the year ended December 31, 2014 were $1.7 million, compared to approximately $112,000 for the year ended December 31, 2013. This increase was primarily due to $1.7 million in non-cash expenses related to the issuance of approximately 1.7 million additional shares of the Company’s common stock at $1.00 per share in connection with the Company’s July 2014 reverse merger transaction and PPO, and approximately $242,000 in non-cash interest expense related to the beneficial conversion feature of Enumeral’s convertible debt that was converted in the July 2014 reverse merger transaction, offset by approximately $184,000 of non-cash income related to the change in the fair value of the warrants issued in connection with the PPO. The Company expects that future changes in the fair value of the warrant liability will be due primarily to fluctuations in the value of the Company’s common stock and potential exercises of outstanding warrants.
•	Net Income/Loss: Net income was $3.0 million for the three months ended December 31, 2014, compared to a net loss of $1.2 million for the comparable period in 2013. Net loss was $8.2 million for the year ended December 31, 2014, compared to a net loss of $3.9 million for the year ended December 31, 2013.
•	Cash and Cash Equivalents: Net cash provided by financing activities for the year ended December 31, 2014 was $19.5 million. At December 31, 2014, the Company had approximately $13.5 million in cash, cash equivalents and marketable securities available to fund future operations. The Company believes that its existing cash and marketable securities will be sufficient to support its operations for at least the next 12 months.

About Enumeral

Enumeral is discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. We believe we have a unique ability to extensively interrogate the human immune microenvironment for candidate selection and validation. We believe our unique capabilities enable us to measure drug effects in a patient-specific manner, providing the basis for developing best-in-class product candidates, based on a fundamental understanding of how immunotherapies work in each patient. We are building a pipeline of immunomodulators for the treatment of cancer, autoimmune, and inflammatory diseases and leveraging the breadth of our technology through strategic collaborations.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Enumeral Biomedical Holdings Inc.
Condensed Consolidated Balance Sheet
(Unaudited)
	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents and marketable securities	$13,470,236	$263,910
Other current assets	486,781	267,741
Total current assets	13,957,017	531,651

Property and equipment, net	1,007,127	747,888
Other assets	570,826	38,766

Total assets	$15,534,970	$1,318,305

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	$614,106	$342,595
Accrued expenses	217,141	206,035
Current portion of long-term debt	—	716,000
Derivative liabilities	16,118,802	41,466
Other liabilities	167,324	40,815
Total current liabilities	17,117,373	1,346,911
Other long term liabilities	101,180	37,267
Long-term debt, net of current portion and discount	—	339,348
Total liabilities	17,218,553	1,723,526

Total stockholders' deficiency	(1,683,583)	(405,221)

Total liabilities and stockholders’ deficiency	$15,534,970	$1,318,305

Enumeral Biomedical Holdings Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Collaboration and license revenues	$—	$107,991	$115,714	$266,039
Grant revenue	42,904	—	48,312	182,997
	42,904	107,991	164,026	449,036
Cost of revenue and expenses:
Research and development	1,040,467	619,639	3,575,695	2,369,414
General and administrative	1,009,183	633,557	3,019,101	1,832,088
Total cost of revenue and expenses	2,049,650	1,253,196	6,594,796	4,201,502
Loss from operations	(2,006,746)	(1,145,205)	(6,430,770)	(3,752,466)

Other income (expense):
Interest expense	26,568	(24,987)	(242,430)	(109,064)
Other expense	3,089	31	(1,690,658)	31
Change in fair value of derivative liabilities	5,018,076	(3,879)	184,448	(3,090)
Total other income (expense), net	5,047,733	(28,835)	(1,748,640)	(112,123)
Net loss before income taxes	3,040,987	(1,174,040)	(8,179,410)	(3,864,589)
Provision for income taxes	—	—	—	—
Net income (loss)	$3,040,987	$(1,174,040)	$(8,179,410)	$(3,864,589)
(Loss) income per common share:
Basic	$0.06	$(0.07)	$(0.26)	$(0.28)
Diluted	$0.06	$(0.07)	$(0.26)	$(0.28)
Weighted-average number of common shares outstanding:
Basic	51,588,617	16,649,501	32,047,194	13,815,914
Diluted	53,159,567	16,649,501	32,047,194	13,815,914

Contacts

Enumeral Biomedical Holdings, Inc.

Kevin Sarney, +1 617-945-9146

kevin@enumeral.com

MacDougall Biomedical Communications
Charles Liles or Heather Savelle, +1 781-235-3060
cliles@macbiocom.com or hsavelle@macbiocom.com